Exhibit 10.27

2008 Base Salaries for Named Executive Officers

Name and Title	Salary
James M. Gower	$600,000
Chief Executive Officer
Ryan D. Maynard	$300,000
Chief Financial Officer and Vice President
Donald G. Payan	$483,000
Executive Vice President, President of Discovery and Research
Elliot B. Grossbard	$450,200
Executive Vice President, Chief Medical Officer
Raul R. Rodriguez	$430,000
Executive Vice President, Chief Operating Officer